Exhibit 10.1.24

TERRA INDUSTRIES INC.

2005 OFFICERS AND KEY EMPLOYEES INCENTIVE PLAN

•	Participation – Terra’s President and Chief Executive Officer (CEO) and the Terra officers and key employees the CEO selects to participate.

•	Authority – The CEO selects the bonus target for each participant and evaluates each participant’s goal achievement. The Compensation Committee of the Board of Directors approves the totals of the Plan’s targeted bonuses (the “Pool”) and amounts awarded.

•	Goals – Each participant selects goals for the year. The CEO approves all goals and any changes in goals during the year. Each participant evaluates his/her goal achievement in January 2006. The CEO accepts each participant’s goal achievement or modifies it to recognize the value of the goal achievement to Terra, changed conditions, etc.

•	Bonuses awarded – While bonuses paid to each participant are subject to the CEO’s judgment and Compensation Committee’s approval, the total of bonuses paid will depend on Terra’s 2005 income from continuing operations (“Income”) as follows:

•	If Terra’s 2005 Income is less than $30 million – Discretionary bonuses of as much as 50% of each participant’s targeted bonus (year-end base salary times the percentage bonus target selected by the CEO) may be paid based on Terra’s overall performance and each participant’s goal achievement.

•	If Terra’s 2005 Income is $30 million – Bonuses totaling 50% of the Pool will be paid based on the individual and aggregate goal achievement of the Plan’s participants.

•	If Terra’s 2005 Income is more than $30 million but not greater than $105 million – The portion of the Pool paid will be increased by 1% for each $0.5 million Terra’s 2005 Income is above $30 million to a maximum payment of 200% of the Pool.

•	If Terra’s 2005 Income exceeds $105 million – Bonuses in excess of 200% of the Pool may be awarded solely at the Compensation Committee’s discretion.

•	Payment of bonuses – Bonuses will be paid after the Compensation Committee has approved the discretionary bonuses, if any, or, in the event Terra’s 2005 Income is $30 million or more, the bonus Pool calculation and distribution. To receive a bonus, a participant must be a Terra employee on the day the bonuses are paid.